Exhibit 3.1

The Bylaws of the Valley Financial Corporation are amended by deleting Section 4.1 in its entirety and substituting therefor the following:

           SECTION 4.1.           Certificates for Shares.    Shares of the Corporation shall, when fully paid, be evidenced by certificates containing such information as is required by law and approved by the Board of Directors.  When issued, certificates shall bear the signature (or a facsimile thereof) of the President, the Chief Financial Officer or a Vice President and the Secretary or an Assistant Secretary and shall bear the corporate seal or a facsimile thereof.  All stock certificates shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, and the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation.  All certificates surrendered to the corporation for transfer shall be canceled, and no new certificates will be issued until the former certificate for a like number of shares has been surrendered and canceled, except that a replacement for a lost, destroyed or mutilated certificate may be issued upon such terms and indemnity to the Corporation as the Board prescribes.  No stock certificate will be issued, and no dividend payment will be made, for fractional shares of common stock.